COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACT:	Scott Anthony - Investor Relations (770) 989-3105 Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. AFFIRMS 2003 FINANCIAL TARGETS

AND OUTLINES EXPECTATIONS FOR 2004

ATLANTA, December 17, 2003 – In a meeting with investors and analysts, Coca-Cola Enterprises (CCE) today will affirm its outlook for full-year 2003 results and outline expectations for volume and profit performance in 2004.

Management continues to expect approximately flat volume performance in North America for 2003 while achieving growth in Europe of approximately 5 percent for the full year. Reported earnings per diluted common share for the year are expected to total approximately $1.39, including the net effect of insurance proceeds and other items. In the fourth quarter, CCE will recognize approximately $70 million in net insurance proceeds which will be partially offset by incremental expenses related to certain employee and retiree benefit programs (see table).

Reconciliation of Reported and Adjusted Diluted Earnings Per Share
	4Q03	2003
Estimated Diluted Earnings Per Share	$0.20	$1.39
Gain on Sale of Hot-Fill Facility	-	(0.01)
Favorable Tax Items	-	(0.02)
Net Insurance Proceeds	(0.10)	(0.10)
Incremental Employee/Retiree Benefit Expense	0.03	0.03
Adjusted Diluted EPS Estimate	$0.13	$1.29

2004 Outlook

In its outlook for 2004, CCE expects to achieve physical case volume growth in North America of approximately 1½ percent. Management expects enhanced revenue management strategies to produce bottle and can net pricing per case growth in North America through a combination of rate and mix of approximately 2½ percent.

Our European business is expected to remain strong in 2004. While bottle and can net pricing is expected to grow approximately 2 percent, our forecasted volume growth will be approximately 1½ percent. Although this growth is below longterm trends, this outlook primarily reflects our strategic decision to develop a new water portfolio with The Coca-Cola Company. This transition will have a negative impact on volume growth during 2004, but we remain committed to a long-term growth rate of 4 percent to 6 percent.

CCE expects 2004 net income per diluted common share to increase to a range of $1.41 to $1.44. Our underlying operating profit growth rate is expected to reach a high single-digit range in 2004, though increased pension expense will result in operating income growth of 5 percent to 6 percent from comparable 2003 levels. 2003 reported operating profit is expected to total approximately $1.53 billion. Comparable 2003 operating profit of approximately $1.47 billion excludes an $8 million gain on the sale of a facility to The Coca-Cola Company, approximately $70 million in insurance proceeds and $25 million of expense primarily related to the funding of certain employee benefit programs. Management also expects a stronger return on invested capital with a 30 to 40 basis point gain in 2004.

“Our company will achieve improved financial results in 2003 and we fully intend to build on these results with even better operating performance in 2004,” said Lowry F. Kline, chairman and chief executive officer. “Despite challenging operating conditions through much of this year, we made significant financial progress, generating higher free cash flow, a 40 basis point improvement in return on invested capital, and an approximate $400 million reduction in net debt balance.”

“Two primary factors for our future success, in North America and Europe, are a clear company focus on revenue management and continued brand and package development,” said John R. Alm, president and chief operating officer. “In North America, we expect continued strength in our diet soft drink brands, water, and juice drinks, while package innovations will add value to our brands.

“Our business plan in Europe includes several excellent products and brand initiatives that, when coupled with plans for solid, creative advertising, will enable us to continue to build a strong European soft drink culture.”

Mr.  Kline, Mr. Alm, and other members of CCE’s senior management team will meet with financial analysts today, December 17, 2003 at 1 p.m. (ET). CCE will webcast the meeting via our website, www.cokecce.com, and a replay will be available through the site’s Investor Relations section.

On Tuesday, December 16, 2003 CCE’s Board of Directors elected Mr. Alm president and chief executive officer, effective January 1, 2004. Mr. Kline will remain executive chairman of the board and retain active management duties. CCE plans to report full-year 2003 earnings the week of January 26, 2004.

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world’s largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company’s bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on the currently available competitive, financial, and economic data along with our operating plans and are subject to future events and uncertainties. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on page 73 of our 2002 Annual Report and on page 34 of the Company’s Third-Quarter 2003 Form 10-Q.

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